                                     Exhibit No: 10.16

                          VIRGINIA CITY MINING DISTRICT
                             MADISON COUNTY, MONTANA

                                By Tom Henricksen
                              Consultant Geologist
                                    May, 1997

                                TABLE OF CONTENTS

                                                       Page

Summary and Conclusion                                 1
Introduction                                           2
History of Recent Kennecott Involvement                3
Current Land Status                                    4
District Geology                                       4
Stratigraphy                                           4
Pegmatites and Dikes                                   5
Structure                                              5
Mineralization                                         6
Kearsarge/Upper Alder Gulch Prospects                  6
Kearsarge Prospect                                     6
South Bachelor Prospect                                7
Atlas-Lucas Prospect                                   7
Garrison Prospect                                      8
Tabor Prospect                                         8
Easton-Pacific/Brown's Gulch Prospects                 8
Easton-Pacific Prospect                                9
Pacific Pit Prospect                                   10
Skid-Row/South Easton Ridge Prospects                  10
High-Up                                                10
Mapleton-Prospect                                      11
Metallurgy                                             11
Environmental Considerations                           12
Exploration Proposal                                   14
Disclaimer                                             15
Addendum                                               15

SUMMARY AND CONCLUSIONS
     The Virginia City Mining District, a past producer of 2.5 - 10 million ounces of placer gold and nearly 200,000 ounces of lode gold, is characterized by complexly deformed and metamorphosed Archean rocks which are composed of numerous different lithologies, the majority of which are thought to have a sedimentary origin. Abundant Proterozoic pegmatite and rare diabase dikes cut the Archaen rocks. Locally, Paleozoic rocks rest unconformably and/or in fault contact with the Archean and Proterozoic rocks. No Laramide intrusions are known in this District.

     The District is localized within a major northeast-trending gravity/magnetic lineament in southwest Montana known as the Malta Low. This lineament may represent a deep crustal break in the Archean basement. The Butte District and Placer's Golden Sunlight Mine lie within the lineament.

     Lode gold mineralization in the District is principally associated with N30 E and 60W structural trends. The mineralization consists of sulfide-bearing quartz veins, or successions of veins, and/or broad (locally 150' + in width) silicified to carbonaceous shear zones. The lodes, in general, appear to slightly to severely crosscut the penetrative foliation and may themselves be isoclinally folded. The lode gold production in the District has been minimal in part due to the bad underground mining conditions as evidenced from old reports and by the number of caved adits. Because of poor exposures, continuous outcropping mineralization is rare, but regional soil sampling has been very useful in delineating drill targets. Leaching of some gold from surface samples (and secondary enrichment) is suspected from evidence gained in drilling in the Kearsarge area.

     In 1992 and 1993, Kennecott completed sixteen core holes and nineteen reverse circulation holes for a total of 16,685' of drilling in the Kearsarge/Upper Alder Gulch area under a 1992 agreement with Hanover Gold. The geologic resource, from limited Kennecott drilling in Upper Alder Gulch is estimated to be 6 m.t. of 0.083 opt at the Kearsarge prospect, 1.9 m.t. of 0.028 opt Au at the South Bachelor prospect, and 18 m.t. of 0.055 opt on the Atlas-Lucas prospects. In 1994, Kennecott conducted surface studies including regional geologic mapping plus rock and soil sampling in the Easton-Pacific/Brown's Gulch area to the west of the Alder Gulch area. By combining previous drilling by other companies with rock and soil sampling, four large bulk-tonnage gold-silver targets have been identified on the Easton-Pacific/Brown's Gulch side. Based on surface soil and rock sampling, limited drilling, and cross section construction, the four principal targets and their upside potential include the Easton-Pacific Mine (40+ m.t. of 0.025-0.08 opt
Au), the Skid Row/South Easton prospect (10-20 m.t. of 0.05-0.1 opt Au), the Pacific Pit (10+ m.t. of 0.05-0.06 opt Au), and the High-Up Marietta prospect (20 m.t. of 0.05-0.1 opt Au equivalent). Silver/gold ratios are in the 10:1 range in the Easton-Pacific/Brown's Gulch area, thus silver represents a significant credit. TOTAL LODE POTENTIAL FOR THE UNITIZED DISTRICT EXCEEDS THREE MILLION OUNCES OF GOLD.

     Cyanide-leach tests were run on twenty pulp samples selected from the South Bachelor, Atlas, and Lucas Zones in the Upper Alder Gulch by Rocky Mountain Geochemical in Salt Lake City. These tests were performed in order to determine if these ores would be amenable to recoveries by cyanide-leach methods. The samples from these three zones included oxide, sulfide, and mixed oxide/sulfide ores, ranging in grade from 0.013 opt Au up to 0.271 opt Au. Recoveries from these sample tests ranged from 57% to 150% with an overall average of 96%.
There did not appear to be a significant difference between average recoveries from oxide and sulfide ores. Only two samples contained mixed oxide and sulfide ore and these have an average recovery of only 63%.

These results suggest that these ores are not refractory and will likely be amenable to cyanide-leach extraction process. Hanover also conducted its own preliminary metallurgical tests on five tons of various mixtures of oxide/sulfide ore. Milling and gravity separation followed by agitated cyanide showed very acceptable (85%) recoveries for all mixtures when ground to 100+ mesh.

     In March of 1995, because of the failure to negotiate an acceptable business arrangement with the Easton-Pacific and Riverside Mining Company (EPRMC) combined with the high holding costs and work commitments on Hanover lands, Kennecott withdrew from its agreement with Hanover.

     Hanover Gold, under new management since June 1995, has offices in Coeur d'Alene, Idaho and Helena, Montana and now controls more than 750 patented and unpatented mining claims with the recent completion of the March 1997 merger between Hanover and EPRMC. The Tabor ground, in the lower Alder Gulch, containing 10 patented claims and 120 unpatented claims, has also been acquired by Hanover. The biggest burden on Hanover is the underlying royalty payments to John Magnus and Roy Moen, which collectively exceed $1,000,000 annually.

     A phased 2.0 million dollar field and drill program could be justified in the evaluation of the unitized Virginia City Mining District. The unitized Virginia City district represents the top, relatively unexplored, gold prospect in the United States. Others of similar magnitude would be Donlin Creek, Alaska and the Yellowpine District of central Idaho.

INTRODUCTION

     The Virginia City Mining District is located in Madison County, Montana, just south of the historic town of Virginia City (Figure1). The district encompasses Alder Gulch and its tributaries, the richest and most famous placer gold producing drainage system in the state. Estimates of placer gold production range from 2.5 to 10 million ounces from the time of discovery in 1863 until the last dredging operation ended in1933. Underground lode gold production began a few months after the first placer discovery, but amounted to a minimum of 170,000 ounces district-wide from 1863 to 1976. More than 2.7 million ounces of silver (mostly lode) have also been produced from the District.

     Several major mining companies, including Anaconda in the 1930's, and Bear Creek Mining Company, Noranda, Cyprus, BHP-Utah International, Billiton, Chevron, Goldfields, Newmont, and Independence Mining in the mid to late 1980's, have made various levels of evaluation of the District. Although some of these companies actually held parts of the District for short periods of time in the 80's, none were able to unitize the District and develop a bulk-tonnage resource.

     For discussion and land purposes, the district can be divided into two areas (Plate 1) the Kearsarge/Upper Alder Gulch area, including Garrison and Tabor prospects, and the Easton-Pacific/Brown's Gulch area, including the Mapleton prospect (not shown on map). Prior to the Kennecott evaluation that began in 1991, most exploration had been geared toward narrow veins in the District and little systematic exploration, with the exception of BHP and Canadian junior, United Reef Petroleum, for bulk-tonnage metals had been carried out.

     United Reef Petroleum, Ltd. obtained control of the majority of the unpatented claims in the Upper Alder Gulch/Kearsarge area in 1987. They initiated an exploration program including soil sampling, geologic mapping, VLF-EM-mag survey, trenching, and core drilling. They dropped the property, but retained a significant interest, after drilling 4 core holes with poor recovery during the 1989 season. In 1988, Bearcat Exploration obtained an interest in 8 patented claims in the Kearsarge area and drilled 23 vertical percussion holes. The drill program was plagued by water problems and inability to intersect mineralized vertical zones with vertical drill holes.

     At the Easton-Pacific prospect on the west side of the district, BHP optioned the property from the Easton-Pacific and Riverside Mining Company (EPRMC) in late 1988 and drilled 4 inconclusive RC holes, followed by 9 core holes and 7 RC holes drilled in 1989. Most drill holes were in the weakly mineralized footwall of the Pacific Pit structure. The original BHP/EPRMC deal included a 40% free-carried interest to EPRMC. THE PRINCIPAL REASON FOR BHP DROPPING THE PROSPECT IN 1989 (WITH NO RETAINED INTEREST) WAS THE INABILITY TO CHANGE THE DEAL.

HISTORY OF RECENT KENNECOTT INVOLVEMENT

     Following the withdrawal of the Canadian juniors United Reef and Bearcat Exploration in the late 1980's, New York based Hanover Gold (and its associate companies, Group S and Hanover Resources) began its play for the upper Alder Gulch-Kearsarge area in late 1990. The underlying principal owners of this area are local claim holders, John Magnus, Roy Moen, and Lewis Larsen. At the same time Hanover Gold (President Fred Schmid) was acquiring the principal interest in the upper Alder Gulch area, Hanover Gold was also looking for a major company partner to help explore the district, while putting the Kearsarge Mine into production themselves.

     In 1991, an ex-Kennecott employee, Nick Young, a board member of Hanover Gold, inquired to Kennecott's then-president, Frank Joklik, if upper Alder Gulch might be of interest to Kennecott as an exploration play for bulk-tonnage gold. Spokane office geologist, Jim Ashleman, was dispatched to examine the prospect in June of 1991. Jim reported "concordant mineralization adjacent to a dolomite marble marker within the (Archaen) gneiss, and slightly discordant mineralization related to NNE to NE-trending (wide) high-angle shear zones."
His early surface rock sampling revealed numerous gold-in-rock anomalies and one zone 45' in width containing 0.23 opt Au in a road cut on the Big Vein, part of the original Kearsarge claim group. The decision was made in mid-1991 to acquire the Kearsarge and associate properties in upper Alder Gulch. Without much additional fieldwork, negotiations continued throughout the winter all the way to May of 1992, when the Alder Gulch Mining Venture Agreement was signed between the Hanover JV and Kennecott Exploration. The initial agreement called for Kennecott to earn 51% in the properties by spending a total of $9.37 million. A total expenditure of $13.5 million would earn a 60% interest. In 1992 and 1993, under the direction of project manager, Russ Franklin, Kennecott drilled sixteen core holes and 19 reverse circulation holes, excavated 14 trenches, and collected approximately 5000 rock and soil samples in addition to geologic mapping. A partially drilled open-pittable geologic resource of 6 m.t. of 0.083 opt Au at the Kearsarge/Big Vein and 20.1 m.t. of 0.055 opt Au at the South Bachelor/Atlas/Lucas had been delineated on Hanover lands. In June of 1993 the decision was made to begin examining properties immediately adjacent to the Hanover holdings in order to increase the size potential of the district. These lands include those held by Tabor Resources (to the north), The Garrison Mining Company (to the south), and the Easton-Pacific and Riverside Mining Company (EPRMC) (to the west). By July of 1993, Russ Franklin reported that "the (Easton-Pacific and Riverside) target appears to be as good as any that I have seen elsewhere in the District." In August, detailed fieldwork was initiated by Ben Porterfield, and negotiations began to acquire the EPRMC lands in order to unitize the district. Because of a prior area-of-interest agreement signed with Hanover Gold, direct negotiations with EPRMC were precluded and an attempt to set up a three-way business arrangement was made during the next 18 months. During late 1993 and 1994, four large targets (Easton, Skid Row/South Easton, Pacific, and High-Up) and several smaller targets were delineated on EPRMC lands through geologic mapping and rock and soil geochemistry. Drilling was not possible because of the lack of an agreement. TOTAL COMBINED POTENTIAL FOR ALL THE TARGETS ON EPRMC LANDS IS ESTIMATED TO EXCEED 100 M.T. WITH A POSSIBLE GRADE OF 0.025-0.08 OPT AU.

     On March 15, 1995, because of the failure to negotiate an acceptable business arrangement with EPRMC combined with the high holding costs and work commitments on Hanover lands, Kennecott voluntarily withdrew form the Alder Gulch Mining Venture. After an expenditure of approximately 3.25 million dollars over nearly 4 years, the unitization of the Virginia City District under Kennecott no longer seemed possible. Shortly thereafter, Hanover stopped its small scale mining at the Kearsarge, which from 1993 to 1995 recovered approximately 1,500 ounces of gold from 15,000 tons of ore.

CURRENT LAND STATUS

     Following the withdrawal of Kennecott from the Hanover agreement and breakdown of talks between Kennecott and EPRMC in March of 1995, N. A. Degerstrom and his associates (Degerstrom group) began in earnest a stock takeover attempt of EPRMC and at the same time negotiations with Hanover were initiated. Hanover announced on June 14, 1995, that they agreed to sell N. A. Degerstrom and his associates 2,857,142 shares of its common stock and an option to buy 2,142,858 shares no later than April 15, 1996. This stock option was completed in the fall of 1995. The stock purchase bailed out Hanover from underlying debts and also gave essential new control of Hanover Gold to N. A. Degerstrom and Associates through control of the board.

     After failing to take over the EPRMC through stock purchases in June and July, the Degerstrom group filed suit in Federal Court in August against EPRMC. Among other things, the Degerstrom group claimed that the management of EPRMC did not disclose potential conflicts of interest to the shareholders. However, late in September, the EPRMC and the Degerstrom group signed a "standstill agreement" to temporarily (60 days) halt the lawsuit. The lawsuit and subsequent "standstill agreement" served their purpose - to get EPRMC to the bargaining table with Hanover Gold.

     On February 26, 1996, Hanover and EPRMC announced that their companies had signed a letter of intent contemplating the possible merger of the two companies and the consolidation of their respective mineral resources in the Virginia City Mining District in Madison County, Montana. However, during the 60-day due diligence period, negotiations failed and the agreement lapsed.

     In March 1996, Tabor Resources agreed in principal to sell its 10 patented claims and 120 unpatented claims to Hanover for 400,000 shares of Hanover stock plus an additional stock option in the future.

     Negotiations throughout 1996 resulted in an agreement with EPRMC in March 1997 to consolidate the EPRMC claims with Hanover's holdings at Virginia City, Montana. Subject to shareholder approval the addition of the EPRMC claims will increase Hanover's holdings to approximately 780 claims.

     The combining of these three companies' precious metal holdings (Figure 2) brings together the three largest land positions in the Virginia City Mining District which, in the past, was the desire of many gold mining companies who believe that the combined properties have gold properties of world class potential. Management for Hanover and EPRMC believe that the merger will attract major gold companies for possible joint-venture discussions.

DISTRICT GEOLOGY

     The Virginia City Mining District is one of five gold mining districts which flank a large northwest-plunging domal uplift cored by the Laramide Tobacco Root Batholith (Figure 3). A sixth gold mining district is situated near the core of the uplift, along the northern margin of the batholith. Complexly deformed and metamorphosed Archean rocks which are composed of numerous different lithologies, the majority of which are thought to have a sedimentary origin, dominate the uplift. Abundant Proterozoic pegmatite and rare diabase dikes cut the Archean rocks. Locally, Paleozoic sediments overlie both Archean and Proterozoic rocks along the flanks of the uplift.

STRATIGRAPHY

     Bedrock exposures in the Virginia City District (Plate 1) range in age from Archean up through Teritiary. The vast majority of the property is composed of Archean metamorphic rocks. These rocks have been locally cross-cut by numerous thin N20-60W trending, post-metamorphic, Proterozoic-aged pegmatite dikes. More rare are Tertiary diabase dikes that also cross-cut the Archean rocks along roughly the same trend. To the south, along the lower slopes of Baldy Mountain, both Archean and Proterozoic rocks are unconformably overlain by a sequence of inclined lower Paleozoic rocks ranging from the basal Cambrian Flathead Quartzite upward to nearly the top of the Mississippian Mission Canyon Member of the Madison Group.

     The most common lithologies in the Archean metamorphic rocks are quartzo-feldspathic gneiss, garnet-biotite and hornblende gneiss, amphibolite, biotite schist, graphitic schist, and dolomitic marble. These lithologies can be grouped into two mappable units: 1) a pelitic unit composed of garnetiferous gneisses and schists, graphitic schists, aluminous schists, and local dolomitic marble units, and 2) a coarse clastic unit composed of quartzo-feldspathic gneisses rich in magnetite and locally hornblende and magnetite. At least two successions of the coarse clastic unit and the pelitic unit are recognized which suggests either repetition by folding or, conversely, a normal stratigraphic succession consisting of four separate units (Plate1). In the area of the Kearsarge Mine and southwestward, the contact appears to be marked by the Kearsarge/Big Vein shear zone. To the northeast, the contact may occur in part along the Roughrider and/or other shear zones. On the Easton-Pacific property, a metavolcanic unit consisting of amphibolite and greenstone is present.

     To the south, along the lower slopes of Baldy Mountain, both Archean and Proterozoic rocks are unconformably overlain by an inclined sequence of lower Paleozoic strata. The only known exposure of this contact is near the Garrison Mine where a small outcrop of quartzite and interbedded conglomerate are in contact with a deeply maroon-weathered quartzo-feldspathic gneiss. The basal Paleozoic unit is the Cambrian-aged Flathead Quartzite which ranges up to 120' in thickness and is composed of orthoquartzites and pebble conglomerates with local thin interbedded shales. The Flathead Quartzite is conformably overlain by the Cambrian-aged Wolsey shale, which consists of approximately 60' of greenish-gray thin bedded shale with local thin quartzite interbeds. The Wolsey Shale is conformably overlain by a Cambrian-aged marine succession consisting of limestones, dolomites, and shales, which belong the Meagher Limestone (650' thick). The Red Lion Formation and Bighorn Dolomite, assigned to the Upper Cambrian-Ordovician, have a combined thickness of 102', and consist of red hematitic limestone, limestone karst breccia, and minor red mudstone. This unit represents an unconformity between Cambrian-Ordovician strata and overlying Devonian strata. The Devonian strata consists of the Jefferson Dolomite and Three Forks Shale, which combine for a total thickness of approximately 1,200' and are conformably overlain by the Mississippian Lodgepole and Mission Canyon Limestone of the Madison Group.

PEGMATITES AND DIKES

     Thin non-foliated tabular pegmatites, ranging from several inches to tens or hundreds of feet in thickness, are widespread within the Archean metamorphic rocks. They generally have sharp discordant boundaries and have strikes ranging from N20-60W. The pegmatites usually contain microline, quartz, biotite or muscovite, and rarely magnetite. K-Ar radiometric age date on biotite from a pegmatite within the U.S. Grant Mine gives an age m.y.b.p. ! 1600 m.y.

     The youngest rocks present at Kearsarge are Tertiary-aged diabase dikes. These dikes are near vertical with strikes averaging about N60W and they occur locally along the northern edge of the property.

STRUCTURE
     The dominant structural fabric at Kearsarge/Upper Alder Gulch is northeast trending. This is reflected by the planar foliation within the metamorphic rocks and by a series of northeast trending economically important shear zones. A more subtle secondary structural fabric trends northwest and is reflected by local small faults or shears within the Kearsarge Mine area and by the alignment of both Proterozoic pegmatite dikes and Tertiary diabase dikes.

     The planar foliation within the metamorphic rocks is parallel to the compositional layering and is axial planar to isoclinal and subisoclinal folds. These folds have amplitudes ranging from several inches to several hundred feet. At least two large amplitude isoclinal folds have been interpreted from the outcrop pattern of the dolomite marble unit (Plate1). These folds appear to be south verging synforms with a possible north verging antiform between them.

     To the west in the Easton-Pacific/Brown's Gulch area, the structural fabric of the rock units is less known due to the relative scarcity of outcrop and of marker beds, such as marbles and graphite. More detailed mapping, particularly underground at the Easton-Pacific Mine, could resolve the problem.

     The dominant mineralized shear zones in the western part of the district trend approximately N60W and several mineralized shear zones appear to bend into the Brown's Gulch Fault.

     A major structural feature in the district is the NNW-trending Brown's Gulch Fault that appears to significantly offset the Archean section (Plate 1), but not offset the Paleozoic section. More fieldwork is necessary to more accurately determine the movement on this fault.

      Understanding the structure, particularly the isocline folding, could be important in future exploration, particularly if there is a folded stratigraphic component to the control of the gold-silver mineralization.

MINERALIZATION

     Although the Virginia City District is in the final stages of being unitized by Hanover Gold, for discussion the District has been divided into 2 different prospective areas (Plate 1), based primarily on different styles of mineralization and/or different original ownerships. These prospective areas include the Kearsarge/Upper Alder Gulch area including the Garrison and Tabor prospects, and the Easton-Pacific/Brown's Gulch area, including the Mapleton prospect, north of the mapped area. Lode gold mineralization is principally associated with N30E and 60W structural trends. The mineralization consists of sulfide-bearing quartz veins, or successions of veins, and/or broad (locally 150' in widths) silicified shear zones. The lodes, in general, appear to slightly cross-cut the penetrative foliation of the metamorphic rocks, as well as the younger Proterozoic pegmatite dikes. Continuous outcropping mineralization is rare, but regional soil sampling (Plate 1A) has been very useful in delineating drill targets. Rock sampling has also been useful, but surface leaching of gold is suspected in the District. This is evidenced by the favorable drilling results beneath lower grade surface exposures in the Kearsarge area.

KEARSARGE/UPPER ALDER GULCH PROSPECTS

     In 1992 and 1993 Kennecott completed sixteen core holes and nineteen reverse circulation holes for a total or 16,865' of drilling. Fourteen trenches were also excavated, and approximately 5,000 rock and soil samples were collected for geochemical analyses. Three potentially surface mineable mineralized zones have been identified (Figure 2) - the Kearsarge, South Bachelor, and Atlas-Lucas.

KEARSARGE PROJECT

     The principal target on the Kearsarge Zone consists of a pair of shear zones, the Kearsarge and Big Vein shears, which converge upon one another to the southwest, and merge into a broad shear zone in the vicinity of the Kearsarge Mine (Plate 1 and Figures 4-6) to become one large shear. Mineralization decreases, as the shear zone becomes wider to the northeast. The convergence of these mineralized zones to the southwest could be a result of isoclinal folding, but more work would be needed to confirm this. Over a strike length of approximately 1,200', the two combined shears average 150' in width and exhibit low-grade (0.02+ opt Au) gold mineralization over most of this width. Within this shear are two relatively narrow high-grade intervals, one occurs along the footwall and the other either at or near the hangingwall.

     Myonitic gneisses, schists, local impure marbles, and pegmatites characterize the shear zone. Much of the shear consists of clay gouge surrounding highly strained clasts of country rock and locally quartz vein material. There appears to be at least three stages of alteration within the shear zone, including an early propylitic alteration, a quartz-adularia-carbonate-auriferous pyrite alteration and a late-stage carbonate veining. The propylitic alteration is most widespread and is characterized by the replacement of plagioclase by albite, sericite and carbonate, and the alteration of mafic minerals to chlorite, pyrite, Ti oxide, and carbonate. This assemblage has been locally overprinted by a quartz-adularia-carbonate-auriferous pyrite alteration assemblage in which adularia replaces albite and in some instances mica. Replacement of primary minerals by quartz and adularia is most strongly developed near veins and in brecciated rocks. The quartz-adularia-carbonate alteration is accompanied by strongly disseminated fine-grained auriferous pyrite, pyrite along hairline veinlets, and pyrite selectively replacing chlorite pseudomorphs after biotite along cleavage planes. Visible native gold, although rare, occurs locally within the most intensely quartz-adularia altered zones. Gold mineralization appears to be absent within rocks affected only by the early stage propylitic alteration. The late stage carbonate veins, which cut the other alteration assemblages, is also devoid of gold. The strongest gold mineralization occurs within zones where several generations of quartz-adularia-carbonate-pyrite veinlets are present (e.g. the Big Vein and Kearsarge Vein).

     Much of the shear contains abundant graphite, which occurs as crystalline blades aligned with the shear fabric, and is observed predominantly within the alteration assemblage. Based on the drilling of the 10 core holes, the Kearsarge Vein averages 0.262 opt Au over an average thickness of 29' and the Big Vein averages 0.112 opt Au over an average thickness of 25'. THE ENTIRE SHEAR ZONE, INCLUDING BOTH "VEINS", AVERAGES 0.083 OPTS AU OVER AN AVERAGE WIDTH OF 150'. THE GEOLOGIC RESOURCE IS ESTIMATED AT 6 M.T., GRADING 0.083 OPT AU. This estimate is projected to an average depth of 500' where a strip ratio of 4:1 is estimated.

SOUTH BACHELOR PROSPECT

     The South Bachelor target, originally identified by soil and rock geochemistry, consists of at least three low-grade zones which appear to converge upon one another to the southwest in a similar fashion as the Kearsarge zone (Figure 7 and 8). These zones may be the southwest extensions of the Lucas and Atlas "veins" exposed along the north side of Bachelor Gulch. The westernmost zone has been tentatively correlated with the Lucas Vein, the middle zone has been correlated with the Atlas Vein, and the easternmost zone does not correlate with any of the historically known "veins" and will hereafter be referred to as the Bachelor Vein.

     The mineralization at South Bachelor is in stark contrast to that of the Kearsarge zone. Mylonites, clay gouge, and graphite are notably absent as is strong widespread propylitic alteration. In addition, the presence of hematite, which occurs mainly as a dust in altered plagioclase throughout the South Bachelor target area, suggests that the oxidation state of the hydrothermal fluid was much higher than that of the Kearsarge zone fluid. The mineralization consists of quartz-adularia-auriferous pyrite ! carbonate veins, veinlets, and stockworks within a quartzo-feldspathic-magnetite ! hornblende gneiss and/or pegmatite. These veins and veinlets generally occupy tension fractures and display features resulting from deposition with open spaces, such as local vugs and comb quartz. As at the Kearsarge zone, an early stage of propylitic alteration is present although it is much less widespread and is poorly developed. This is overprinted by the gold-bearing quartz-adularia-pyrite ! carbonate alteration stage, which is in turn cut by barren carbonate veins.

     The South Bachelor Zone defined by 2 core and 10 RC holes consists of three low-grade mineralized zones. The three zones have an aggregate average width of approximately 400' over a strike length of 1,600' and a vertical span of 700'. The average grade of these zones, including the very low-grade interburden, is
0.014 opt Au. The amount of material containing this grade is estimated to be nearly 40 m.t., including both oxide and sulfide. However, at a cut-off of
0.020 opt Au. A POTENTIAL OF 1.9 M.T. OF OXIDE MINERALIZATION GRADING 0.028 OPT AT A STRIP RATIO OF 1.6:1, HAS BEEN ESTIMATED. Because most of the South Bachelor resource has been defined by RC drilling, more core drilling is recommended to substantiate the grade of the mineralization.

ATLAS-LUCAS PROSPECT

     The Atlas-Lucas Zone (Figures 7, 9, and 10) appears to be the northeast extension of the South Bachelor Zone. The geologic setting is identical to the South Bachelor Zone.

     The Atlas-Lucas Zone, defined by surface exposures along with 4 core and 2 RC holes, consists of 2 to 3 mineralized zones which span a strike length of approximately 4,500'. VERY WIDELY SPACED DRILLING SUGGESTS POTENTIAL AT THE ATLAS-LUCAS, COMBINED WITH THE 1.9 M.T. AT SOUTH BACHELOR, TO BE APPROXIMATELY 20 M.T. THAT IS LIKELY TO AVERAGE 0.055 OPT. This is based on variable pit depths ranging from 250'-500' which yields an estimated strip ratio of 6.4:1.

GARRISON PROSPECT

     The Garrison prospect (Plate 1), in Upper Alder Gulch, represents in part an extension of the Kearsarge and South Bachelor vein systems. Thick Pleistocene glacial sediments cover most of the Precambrian rocks, thus conclusions for most geologic relationships are tenuous and based on drilling and several old mine workings. The vein systems are generally hosted in Precambrian quartz-feldspar gneiss, although some interlaminated quartz-biotite schists are recognized as bounding parts of the veins. The veins trend parallel to sub-parallel to the northeast foliation and to each other, as seen in sparse outcrop. As determined from reverse circulation drilling by Billiton Minerals in 1989-90, the average dip of the veins is from 60 to the northwest to near vertical. The principal vein type on the Garrison exhibits lenses and pods of quartz and sulfides (pyrite) in gouge-filled fissures, which when closely spaced produced wide zones (100'+) such as the Big Vein. The second type is that of quartz-filled narrow, tensional features as seen in the Lucas Vein. During 1989-90, Billiton drilling 24 reverse circulation holes for a total of 8,300'. The best hole drilled by Billiton may have been a southwest extension of the Big Vein and they intersected 50' of 0.108 opt Au. No other significant intersections were noted in the Archean rocks.

     However, Billiton believed that the best target on the Garrison project was the unconformity/fault contact between the Cambrian Flathead quartzite and the underlying gneisses (Plate 1). This is the prospect known in the old literature as the Snow Cap property. Only two holes, 7A and 16, penetrated this horizon. Hole 7A contained 30' of 0.063 opt Au and hole15 exhibited 115' of 0.02 opt Au in silicified, pyritic quartzite. More drill holes would be required to adequately determine the nature of this target.

     No resource has been drilled to date on the Garrison although recently Royal Star Resources (November 1995) reported their first hole (along a Big Vein extension?) returned an intercept of 35' (237'-272') containing 0.272 opt Au with an unreported thickness of lower grade values below this intercept. More drilling was carried out by Royal Star in 1996 but the results are unknown to me.

TABOR PROSPECT

     The Tabor Resources prospect, now held by Hanover, is in the lower part of Alder Gulch, north of the Kearsarge property (Plate 1, Figure 11). Noranda and Blue Ribbon Resources have held this prospect and conducted limited exploration, including some drilling. However, the St. John-Winnetka-Nellie Bly area has not enough testing to date. There are six major quartz-bearing veins that form a complex intersecting structural area that exhibits good soil anomalies (Plate 1 A and Figure 11) and locally excellent gold values on surface and in drill holes (6 core holes, 7 rotary holes). For example, a trench on the Keyhole vein gave 50' of 0.066 opt Au and 0.18 opt Ag, open at both ends. A single core drill hole that intersected both the Nellie Bly and Winnetka veins cut 92' of 0.051 opt Au and 0.12 opt Ag.

     The best potential in this area could be beneath the thin cap of thrusted (?) Madison limestone to the east. A GOOD POTENTIAL FOR 10+ M.T. OF 0.04 OPT AU EXISTS IN THIS AREA.

EASTON-PACIFIC/BROWN'S GULCH PROSPECTS

     The Easton-Pacific/Brown's Gulch prospects are characterized geologically by Archean granitic gneisses of the Cherry Creek Formation, similar to much of the adjacent Kearsarge/Upper Alder Gulch prospects (Plate 1). The principal post-Archean rock within the mineralized area may be a NNW-trending pegmatite (mapped as part of the gneiss) in the upper part of Brown's Gulch. This pegmatite (?) may be as much as 8,000' long and 2,500' wide and is the principal host for the vein mineralization at the Easton-Pacific Mine. Kennecott never carried out much detailed mapping on the Easton-Pacific prospects; thus, the actual presence of this pegmatite is in question. The NE-SW trending vein structures on the prospects (High-Up/Marietta, etc) appear to sub-parallel the foliation whereas the NW-SE trending may cross-cut foliation and may represent younger mineralization. The NNW-trending Brown's Gulch Fault is locally mineralized and appears to offset (?) the NW-SE trending veins in the Pacific Pit area. Some of the NW-SE trending veins appear to bend into the Brown's Gulch Fault.

     Four large bulk tonnage gold-silver targets and several smaller targets have been identified through geologic mapping, rock and soil geochemistry, and drilling by BHP and EPRMC. These four targets (Figure12) include the Easton-Pacific Mine, the Pacific Pit, the Skid Row/South Easton prospects,and the High-Up/Marietta prospect. Northwest of Virginia City, along the north extension of the Brown's Gulch Fault, is the Mapleton prospect, an EPRMC holding.

Easton-Pacific Prospect

     The Easton-Pacific target consists of at least four north dipping veins known historically as the South, Center, Main, and North Veins which occur over a 4,000' strike length between the Easton-Pacific Mine and Pacific Pit (Plates 1, 1A, 2, 3 and Figures 13, 14). In general, these veins are subparallel to one another but begin to diverge to the northwest near the main Easton Mine workings. The distance between the South and North Veins range from 250"-850' (Plate 2) with much of the exposed interveining rock altered and locally mineralized. Because of the poor exposure it is not apparent how much of the country rock will be mineralized, but based on limited sampling there COULD BE SUBSTANTIAL WIDTHS. A series of channel samples taken along 40' of exposed hangingwall at Trench A (Plate 2) along the South Vein yielded an average grade of 0.044 opt Au and 0.72 opt Ag over 40'. The last samples at both ends of the trench were mineralized, suggesting that the South Vein has a minimum mineralized width of 60'+ in that area. At Trench B on the South Vein, the southern part of the trench exhibits 28' (open to the south) of 0.033 opt Au and
0.053 opt Ag. As can be seen on Plate 2, the South Vein can be traced east of these trenches for at least 1,500' with additional potential existing on the Bullion claim.

     The Center Vein is exposed over a strike length of 900' and is on average 300' north of the South Vein. Limited exposures along the old prospect pits and mine workings suggest that the footwall of the Center Vein is mineralized over a width of at least 85' with samples to date averaging 0.016 opt Au and 0.64 opt Ag. Near the southern part of the prospect (Plate 2) access was gained into a pair of short adits (the Bear adits) cutting veins from a possible extension of the Center Easton ore shoot. Mapping and sampling has been completed in one of these adits. Approximately 105' of cross-cut and drift was mapped. The entire cross-cut, which was variable, altered and iron-stained, was sampled and averaged 0.038 opt Au and 0.66 opt Ag, good values on each end.

     The Main Vein is exposed sporadically over a strike length of 3,000'+ (Plate 2). Within the Easton Mine area it has a strike length of 1,500' and ranges from 250'-750' north of the South Vein. A minimum width of mineralization could not be determined, but wall rock near vein exposures averaged 0.026 opt Au and 0.74 opt Ag. At Roadcut A, a channel sample 50' in length on the hangingwall averaged 0.09 opt Au.

     The North Vein has been traced over a strike length of only 700' within the Easton Mine area. It is, on average, 850' north of the South Vein. Local exposures within the Easton Mine area suggest a width of at least 50' which averages 0.020 opt Au and 0.28 opt Ag.

     Surface rock and soil geochemistry (Plates 1, 1A, and 2) suggest that, within the Easton-Pacific Mine area, a minimum aggregate width of mineralization of 360' exists. Underground sampling in the Easton workings has not been completed to date and would help immensely at better estimating grade.
Potential for ore mineralization of this width exists over a strike length of approximately 1,500'. A second possible ore shoot occurs approximately 1,000 to the southeast along this trend in the Bear Adits area (Figure 14). Surface geochemistry along this segment suggests that potential ore grade widths up to 250' can be expected over a strike length of 1,200'. Recent geological interpretation by Hanover Geologist Bill Neal suggests that the Easton-Pacific mineralization may overall be dipping more gently to the south then previously thought. Because of the dip direction and topographic position along the entire trend, these zones, if continuous, could possibly be mineable to an average depth of at least 1,000' below the surface. Preliminary rough estimates suggest stripping ratios of 3:1 or less with a pit floor at 1,000'. UPSIDE POTENTIAL FOR THE TWO COMBINED SHOOTS ALONG THE EASTON TREND RANGES UP TO 60 M.T. WITH EXPECTED GRADES RANGING FROM 0.025-0.08 OPT AU(1.5-4.8 MILLION OUNCES) AND 0.70-
1.25 OPT AG (53-94 MILLION OUNCES).   Although the potential is there, the top
end numbers are highly speculative.

PACIFIC PIT PROSPECT

     The Pacific Pit area contains three northerly trending veins known east to west, as the Emery, Eureka, and Pacific Veins (Plate 1 and 3). The Emery and Eureka Veins are separated from the Pacific Vein by the Brown's Gulch Fault which is near vertical and appears to post-date the mineralizing event. Mineralization is nearly continuous between the three veins with an average width of 180' within the southern portion of the Pacific Pit. Approximately 40 holes have been drilled in the Pacific Pit area since 1989, 19 by BHP, the remaining by EPRMC. The vast majority of these holes were not oriented properly as to be of much use. BHP drilled one panel of holes, which suggest the Pacific Pit zone to be 160' wide with an average grade of 0.055 opt Au and 0.83 opt Ag. Recently EPRMC drilled a westerly directed hole a short distance to the north of BHP's panel and encountered 180' averaging 0.043 opt Au and 0.43 opt Ag, this collaring within the zone and missing the Emery Vein (Figures 15 and 16).

     The Pacific Pit zone appears to have a minimum strike length of 1,200' from the south end of the pit northward. Additional potential may exists northward, but this area has been unexplored to date and is mantled by thick colluvial cover (i.e. soil geochem is useless).

     Additionally, the Pacific Vein has also been traced on the surface to 1,200' south of the Pacific Pit, a total strike length of about 2,400'+. Only one previous drill hole has tested this zone, hole EPC-8 (Plate 3) drilled by BHP, which encountered 83' averaging 0.058 opt Au along the south end of the Pacific Pit. Because of the unfavorable dip direction and topographic setting, potential along much of this zone will be limited to 400'-500' below the surface. Preliminary estimates indicate stripping ratios of approximately 6:1 to a depth of 500' and 4:1 to a depth of 400'. POTENTIAL FOR THIS ZONE, EXCLUDING THE UNEXPLORED NORTHERN EXTENSION, IS IN THE 10-13 M.T. RANGE WITH GRADES AROUND 0.05-0.06 OPT AU(0.5-0.75 MILLION OUNCES) AND 0.50-0.60 OPT AG (5-
7.5 MILLION OUNCES).

SKID ROW/SOUTH EASTON RIDGE PROSPECTS

     The Skid Row and South Easton Ridge targets are located approximately 1,000' south of the Easton target and about 2,500' apart along the same northwest trend. These targets are reflected by isolated elliptical soil geochem anomalies measuring roughly 1,000' in length. Rock geochem values range up to 0.980 opts Au at Skid Row and 0.201 opt Au at South Easton Ridge. A total of 18 rock samples over an apparent width of 400' at Skid Row averaged 0.135 opt Au (Figure 15 and 17). Seven rock samples along a similar apparent width at South Easton Ridge average 0.082 opt Au.

     It is possible that these two anomalies are part of the same structure, a northwest trending shear parallel to the Easton by thick colluvium rendering soil geochemistry useless. POTENTIAL FOR THESE ZONES IS DIFFICULT TO ESTIMATE WITH THE AVAILABLE DATA (NO OUTCROPS) BUT COULD BE IN THE RANGE OF 5-10+ M.T. OF 0.06-0.1 OPT AU. The relative location of these anomalies to the Easton trend is a very positive aspect because of the possibility of all of these zones being mined from a single pit at a low strip.

HIGH-UP

     The High-Up Mine (Plates 1, 3, and Figure 18) is located in Hungry Hollow approximately 2,200' due east of the Pacific Pit. It was developed by two main workings that extend along a northeast trending strike length of 3,000'. Slopes ranged between 4' and 50' wide with a cut-off grade of 0.15 opt Au and unknown Ag. Soil geochemistry (Plate1A) along this trend suggests a possible strike length of about one mile. There are no exposures of the structure and there has not been any modern exploration along the trend. As a result, we do not have a good feel for potential width along the zone. Parallel veins do occur along this trend; notably the Irene Vein located approximately 570' to the east. This vein was mined from the High-Up workings via a cross-cut. The ore was reportedly direct shipping, averaging 0.266 opt Au and 0.83 opt Ag over 5 foot widths. Samples from the dumps average 0.214 opt Au. IF SUBSTANTIAL WIDTHS CAN BE OBTAINED FROM THE HIGH-UP AND IRENE, SURFACE MINEABLE POTENTIAL COULD BE QUITE LARGE. AT THIS TIME THE TRUE POTENTIAL IS HIGHLY SPECULATIVE, BUT COULD PERHAPS BE 20 M.T. OF 0.05-0.1 OPT AU.

MAPLETON PROSPECT

     The Mapleton Prospect, northwest of Virginia City, Montana, is part of the original EPRMC holdings. The prospect consists of a silicified structural zone within Archean metasediments that trends northwest and is at least 3,000' long and 200'+ wide. The eastern extension is covered by Tertiary Volcanics and could be longer. The main structural zone is high angle, but also includes low angle horsetails within the footwall, which extends out a few thousand feet. Grades within these horsetail veins exceed 0.10 opt Au over narrow intervals. Wallrock alteration appears to broaden to the southeast where it appears to be cut off by the northern extension of the north-northwest trending Brown's Gulch Fault and Tertiary mafic volcanic rocks.

     Approximately 1,500' of underground workings are present, most of which are caved. Preliminary sampling from a waste dump along a cross-cut adit suggests that hangingwall material up to 150' wide may contain approximately 0.045 opt Au.

     GEOLOGIC MAPPING IS NEEDED ON THIS PROSPECT AND A POTENTIAL FOR 200,000_ OUNCES OF OPEN PITTABLE GOLD IS POSSIBLE.

METALLURGY

     Cyanide leach tests were run on twenty pulp samples selected by Kennecott from the South Bachelor, Atlas, and Lucas zones in Upper Alder Gulch. The tests were performed by Rocky Mountain Geochemical in Salt Lake City. The tests were performed in order to determine if these ores would be amenable to recoveries by cyanide-leach methods. The samples from these zones included oxide, sulfide, and mixed oxide/sulfide ores, ranging in grade from 0.013 opt Au up to 0.271 opt Au. Recoveries from these sample tests ranged from 57% to 150% with an overall average recovery of 96%. There did appear to be a significant difference between average recoveries from oxide and sulfide ores. Only two samples contained mixed oxide and sulfide ore and these have an average recovery of only 63%.

     The following is a report from Hanover concerning metallurgy at the Kearsarge Mine:

     "Over five tons of ore samples were shipped to N. A. Degerstrom's lab in Spokane, Washington for metallurgical testing. These samples encompass the range o ore types from the Kearsarge vein system. The oxide sample came from a stockpile at the mine site, the sulfide sample came from the 7000 level of the mine, another sulfide sample (LRVS) came from a stockpile at the minesite. Two mixed oxide/sulfide samples from the stockpile at the Geneva Mill at Radersburg, Montana were also obtained. The mill once processed these ores by milling and agitated cyanide leaching.

     Metallurgical testing focused on how each ore type would respond to the standard industrial processing techniques such as gravity separation, sulfide floating and cyanide leaching. Other testwork, such as rock characterization, crushing impact, grinding impact abrasion and acid generation potential is also being done. This testwork can define any other potential problems in processing these ores.

     Testing of the ore types has shown that they have average crushing and grinding characteristics so a conventional mill design would be quite appropriate. The abrasion, however, was found to be higher than normal due to the silica content of the ore.

     One of the most favorable aspects found with these ore types is their lack of acid generating potential. Acid generating potential is a serious concern today because acid mine drainage problems have severely impacted permitting and operations at other mining operations in Montana and elsewhere. The high calcium contents of the Kearsarge ores give it the ability to be very neutralizing with respect to acid generation. Historically, the mining district has had no history of acid mine drainage due to the fortunate occurrence of these calcium rich ores.

     During testwork on gravity separation it was quickly found that this technique would be a very important process to use on Kearsarge ores. It was found that 43% of the gold from the oxide sample could be recovered by gravity separation and an 18% gold recovery was found on the sulfide sample. Although gravity separation could be quite variable, depending on ore type, recovering this coarse gold will benefit the overall gold recovery by removing coarse gold that neither would be leached nor floated. Microscopic examination of this gold found it was generally associated with quartz. The fineness of this gold was 918, which is an unusually high gold content from hard rock type deposits.

     Flotation testwork was done to assess gold recovery using conventional pyrite/gold flotation techniques. These tests following gravity separation of the coarse free gold. Results from this flotation testwork also showed acceptable gold recoveries, particularly for the sulfide samples. Samples ground to 100 mesh showed the following gold recovery:

               Oxide               = 77.5%
               Sulfide             = 95.9%
               Mixed Oxide/Sulfide = 83.4%
               LRVS Sulfide        = 97%

     The major problems found with using flotation is the voluminous low-grade sulfide concentrate produced from these ores. Up to 15% of the ore can report to the sulfide concentrate. Marketing this low-grade concentrate to a smelter would be almost economically prohibitive and shipping such a product would be logistically difficult and expensive.

     Cyanide leaching testwork was done to assess gold recovery by either, coarse crushing and heap leaching, or milling and agitated leaching. Heap leaching testing showed overall poor gold recovery so would not be the choice for processing this ore. However, it may find application for treating low-grade waste oxide material at some time. Milling and gravity separation followed by agitated cyanide leaching showed very acceptable gold recoveries. Samples ground to 100 mesh showed the following gold recovery:

               Oxide                = 96.6%
               Sulfid e             = 85.7%
               Mixed Oxide/Sulfide  = 88.4 %
               LRVS Sulfide         = 85.4 %

     Other positive attributes found during cyanide leaching testing was a normal 24 hour leach time and low cyanide and lime consumptions.

     Work is continuing to optimize the gravity separation, cyanide leaching and floatation testwork."

     ENVIRONMENTAL CONSIDERATIONS

     In April of 1992, Kennecott authorized Schafer and Associates of Bozeman, Montana, to conduct an environmental due diligence survey in the Upper Alder Gulch area of Madison County, Montana. Mining activity in this area has included extensive placer mining in most of Alder Gulch and underground workings in the upper reaches of Alder Gulch. Several days of field investigations were carried out in May of 1992, and the report was sent to us in mid-June 1992, at a cost of $5,400. No due diligence was carried out in the Brown's Gulch drainage, which is the locale for the Easton-Pacific holdings which are now of prime interest. The following is a copy of their "Summary of Findings:"

     "The environmental due diligence survey of claims in the Alder Gulch area currently being considered for acquisition, exploration and possible development by Kennecott, has produced no obvious indication of current environmental liabilities. The surface water quality in area streams is very good. Some claims produce drainage from adits and mine waste rock dumps which show some degradation to water quality. However, all of the locations we sampled showed this impact to be small and there was no indication of acid mine drainage or heavy metal contamination anywhere.

     Mining impacts in the area are surprisingly limited considering the historical importance of this mining district. There are only a handful of underground mines which have produced significant disturbances. With the exception of the Kearsarge Mine even these seem to be quite small. Many adits appear to be nothing more than prospects which were developed some short distance and then abandoned. Waste rock samples appear to be characterized by relatively low levels of base metal constituents. Stream sediment sampling done some years ago by the Water Quality Bureau as well as that obtained by EDXRF analysis in the current study does not indicate high concentrations of base metals.

     We looked at several samples and specifically at one sample from the General Shafter Mine, which appeared to be a mill tailing, for the possibility of mercury contamination. Mercury was not detected at concentrations measurable by EDXRF analysis in any of these samples. We should note, however, that mercury can pool below the surface and be present in very localized areas at high concentrations.

     We were able to clarify some of the issues related to the wilderness study areas. The Elkhorn Wilderness Study Area does not exist in this area as initially believed. An error in a BLM map incorrectly located the Elkhorn WSA in this area. The true location is in T7N R3W, nearly 80 miles to the north. The Axolotl Lakes WSA does exist to the east and south of the study area and actually includes several of the claims being investigated. The existence of the WSA places restriction on development but does not preclude the possibility of doing exploration work as long as impacts are properly mitigated upon completion of the work. However, it is our feeling that permitting for exploration in the Axolotl Lakes WSA would be a difficult and lengthy process based on the comments we heard from people in the BLM Dillon Resources Area Office.

     The removal of the Axolotl Lakes WSA from wilderness protection is currently part of Senate Bill 1696, the Montana Wilderness Act. This bill has been passed by the Senate and is currently in committee in the House where its chance of passage during this legislature has been described as 50/50. The passage of this bill would immediately remove the restrictions on mineral property development on claims within the current WSA boundaries.

     The order of magnitude cost (plus or minus 50 percent) for the reclamation of areas disturbed by historic mining activities is $500,000.00. This figure provides for the closure of all mine openings and other safety hazards, debris removal, regrading of waste rock piles and exploration trenches to reduce erosion potential and reseeding of disturbed area. However, under Montana law, KENNECOTT WOULD NOT BE LIABLE FOR ANY RECLAMATION COSTS RELATED TO EXISTING DISTURBANCES on the claims in the study area because it has had no prior history of ownership in the area.

     While we are reasonably confident that there are no significant environmental hazards on these claims, we wish to emphasize that the study area was a large one with many areas of minor disturbances which we could not examine in detail. We concentrated on the more significant historical mines to get an indication of potential problems. Also, the survey did not identify any existing groundwater data nor was groundwater sampling attempted. As a consequence, this environmental assessment cannot address the potential for groundwater contamination at this site. Should exploration drilling be done and intercept groundwater it may be advisable to collect and analyze water samples from these sources."

                              EXPLORATION PROPOSAL
FIRST PHASE (MID-1997)

                                                                 $
Trenching on soil anomalies with excavator:
(5000 feet of trenching and assaying, 10-12 days on job)
     Easton (2 trenches)
     Skid Row/South Easton (2 trenches)
     High-up/Marietta (4 trenches)
     Copper Bell (1 trench)
     Mapleton (2 trenches)
     Lucas/Atlas (3 trenches)
     Nellie Bay (2 trenches)
     Eagle Black (2 trenches)
   - 5000 feet of trenching at $2/foot                           $10,000.00
   - samples assayed at 20' intervals (250 samples)               $7,500.00
Geologically map and sample underground workings at
   Easton (if possible)  (Enter down Easton shaft)
   (2 geologists, 10-12 days, 300 samples)                       $10,000.00
Geologically map at 1" approximately 500' on the
   Easton-Pacific Prospect (1 geologist, 60 days,
   500 samples, $30/sample)                                      $30,000.00
Core Drilling - 1 drill
   (4-6 holes on Kearsarge zone, total 4000 feet,
     2-4 holes in
   Pacific Pit, total 2000 feet)
     ($30/ft plus 600 assays at $30/assay)                      $198,000.00
SECOND PHASE (late 1997)
Core Drilling - 2 drills
   On various trenched targets for 3 months
     (one drill in Alder Gulch on Eagle Black,
     Nellie Bay, and/or Lucas/Atlas targets, one drill
   in Brown's Gulch on Easton, Skid Row, South Easton,
   High-up/Marietta, Copper Bell, and/or Mapleton
   targets)($30/ft, 15,000' of drilling, $30/assay,
   1500 assays)                                                 $495,000.00
RVC Drilling - 1 drill
   On fracture zone targets such as Lucas/Atlas
     and Easton; not to be used on graphite shear zone
     targets such as Kearsarge and
   High-up/Marietta (25 days at 400 feet/day,
     10,000 feet, $10/ft, $30/assay, 1000 assays)               $130,000.00
Other 1997 costs for First and Second Phases of Project:
   Project Manager (6 months)
     Salary and overhead                                         $40,000.00
     Expenses                                                    $10,000.00
   2 Assistant geologists (4 months)
     Salary ($3,000 each/month)                                  $35,000.00
     Expenses                                                    $15,000.00
   2 Field assistants (4 months)
     Salary ($2,500 each/month)                                  $30,000.00
     Expenses                                                    $15,000.00
 --------------------------------------------------------------------------
Total 1997 Expenditures                                       $1,025,500.00
THIRD PHASE (1998)
VII. Follow-up on 1997 work                                   $1,000,000.00

Disclaimer

     Mr. Henricksen was contracted by Hanover Gold to provide a summary of the exploration potential on Hanover Gold's Virginia City holdings based on his independent opinion developed during his tenure as manager of Kennecott's Northwest District office (1990-1996). Kennecott was a joint venture partner with Hanover on the Alder Gulch property from 1992 to 1995 and did an extensive evaluation of the Easton Pacific property in 1994. Mr. Henricksen left Kennecott in July of 1996 and has not been involved in recent work by Hanover Gold. He has more than 25 years of corporate experience as a geologist and exploration manager with Kennecott, U.S.Borax, ASARCO, and Bear Creek Mining (see attached resume).

     The opinions expressed on the size potential for the different targets and for the property overall are those of Mr. Henricksen and are not being represented as such by the management of Hanover Gold. The purpose of this report is to provide interested parties with an independent overview of the Virginia City properties from an outside source. The delivery of this report is not to be construed as a recommendation by Hanover to buy or sell any securities nor is it to be construed as indicating Hanover's agreement or disagreement with any information contained therein.

ADDENDUM

                                        TABLE OF CONTENTS

Virginia City Location Map                   Figure 1
Virginia City Land Status and Reserves       Figure 2
Generalized Geologic Map of the Tobacco
Root Mountains and Mining District           Figure 3
Kearsarge Project - Kearsarge Zone           Figure 4
Map of Kearsarge Target                      Figure 5
Cross Section 4 - Kearsarge Project          Figure 6
Kearsarge Project -Atlas-Lucas Zone          Figure 7
South Bachelor Section                       Figure 8
Sections AT 1-2 w/Pit Boundaries             Figure 9
Sections AT-3 w/Pit Boundaries               Figure 10
Eagle Black - Nellie Bly Area                Figure 11
Easton-Pacific / Brown's Gulch Area          Figure 12
Easton-Pacific Project -Cross Section C1     Figure 13
Cross Section C2                             Figure 14
Cross Section C3                             Figure 15
Pacific Pit - Section P7.1                   Figure 16
Skid Row Target                              Figure 17
High Up / Irene Cross Section                Figure 18

Generalized Geologic Map - Virginia City Mining
District (in part)                           Plate 1
Kearsarge Project - Soil Geochem Map         Plate 1A
Easton-Pacific Project -
   Easton Mine Area (Geology & Geochem)      Plate 2
   Pacific Mine Area (Au & Ag Geochem)
    in Oz./Ton                               Plate 3
Credentials

Figure 1

Location map showing where the Virginia City District is located in southwest Montana. Approximately 25 miles southeast of Twin Bridges south of Montana Highway 287.

Figure 2

Map showing land status in the Virginia City District as of late 1995 and also showing potential gold resources in different areas of the property. At the time of the map printing three principal landholders existed at Virginia City - Hanover Gold Company, Inc, Tabor Resources, and Garrison Mining. Also shown on the map are the +20 pph gold-in-soil anomalies with strong anomalies in the Kearsarge area (northeast trending) and the Easton-Pacific area (northwest trending).

Figure 3

Generalized geologic map of the Tobacco Root Mountains and mining districts - rock types divided (from oldest to youngest) into Precambrian metamorphic rocks, Paleozoic - Mesozoic, Cretaceous - Tortiary intrusives (the Boulder and Tobacco Root Batholiths), Cretaceous-Tertiary Volcanics, and Tertiary-Quaternory alluvium. The Kearsarge mine is hosted almost entirely within Precambrian metamorphic rocks near the head of Alder Gulch.

Figure 4

Generalized geologic map of the Kearsarge zone, showing drill intercepts and gold assay values. The length of the Kearsarge zone, including the Big Vein and Kearsarge shears, exceeds 4000 feet, with the Kearsarge resource area approximately 1000 feet in length.

Figure 5

Detailed map (1 inch = 500 feet) of the Kearsarge resource area, showing drill sites, roads, and Kennecott prospect pits / trenches. Gold resource zone is up to 200 feet wide on the surface and approximately 1000 feet in length.

Figure 6

Cross section 4 - Kearsarge project looking northeast as noted on Figure 5. Cross section shows the Big Vein / Kearsarge shear zone dipping steeply northwest with KS-1 drill intercept exhibiting a true width of 150 feet containing 0.091 oz / ton gold. Figure also shows hypothetical open pit mine boundaries.

Figure 7

Generalized geologic map of the Atlas-Lucas zones showing drill-indicated resource areas as well as potential resource areas. Both zones are sub-parallel to each other, approximately 4000 feet in length, northeast-trending, as much as 100 feet in width.

Figure 8

Kearsarge Project, South Bachelor cross-sections SB-1 through SB-6. Six cross-sections showing the Atlas and Lucas shear zones along with drill intercepts and potential resources.

Figure 9

Kearsarge Project, sections AT-1 and AT-2 with drill holes KS-13, KS-14,and KSR-15 on the sections along with gold resource estimates for the Atlas and Lucas zones. Best drill intercept is 73 feet (true thickness) of 0.047 oz / ton gold in KS-14.

Figure 10

Kearsarge project section AT-3 showing Lucas and Atlas veins and drill hole KSR-16, 60 feet (true thickness) of 0.085 oz / ton gold.

Figure 11

Kearsarge project, Eagle Black - Nellie Bly area. Map shows geologic units and gold-in-soil anomalies and portrays a potential of 5 - 30 million tons of unknown grade at Eagle Black and 10 - 60 million tons of 0.025 - 0.06 opt gold at the Nellie Bly / Winnetka target.

Figure 12

Map with gold-in-soil anomalies in Easton-Pacific total potential estimated to 60 - 100 million tons of 0.05 - 0.1 opt gold. Soil anomaly is north to northwest-trending, more than 1 mile long, and locally more than 1000 feet in width. Map also shows selected rock samples and selected drill intercepts along with cross-section locations.

Figure 13

Easton-Pacific project cross section C-1 depicting the near vertical south vein, n-c vein, and north vein, along with the different mine levels.

Figure 14

Easton-Pacific project cross section C-2; abundant rock sample data plotted on section showing Easton mid-shoot target.

Figure 15

Easton-Pacific project cross section C-3. Cross section shows Skid Row and Easton Southeast targets along with rock samples taken on the surface.

Figure 16

Easton-Pacific Pacific pit section P7.1. Section looking north shows east dipping zone and drill holes 94-14E and 94-14F.

Figure 17

Detailed float sample map at the Skid Row target. Gold zone may be 1000 feet in width at Skid Row.

Figure 18

Easton-Pacific project, the High-Up and Irene Cross section, looking S27W. Map shows Irene tunnels (three levels).

Plate 1

Generalized geologic map of part of the Virginia City Mining District at a scale of one inch equals 2000 feet. Major rock types are Archean metavolcanic, marble, pelitic gneisses, and granitic gneisses plus cambrian quartzite, paleozoic shales, limestones and dolomits plus tertiary mafic volcanics.

Plate 1 A

Kearsarge project, soil geochem map. Anomalies are divided into 20+ ppb gold and +100 ppb gold.

Plate 2

Easton-Pacific project, Easton Mine area geology and geochem at a scale of 1 inch equals 200 feet, numerous rock and trench gold values plotted on the map.

Plate 3

Easton-Pacific, Pacific mine area geology and geochem at a scale of 1 inch equals 200 feet. Numerous rock and trench values as well as previous drill holes plotted on the map.

Thomas A. Henricksen
5812 E. 25th Ave.
Spokane, WA 99223
509-535-8170


SUMMARY

A geologist and metals exploration manager with more than 25 years of corporate experience. Major strengths are in generating and carrying out successful regional programs and property evaluations. An opportunistic, persistent, and positive explorationist with an entrepreneurial attitude and communication skills.

EMPLOYMENT HISTORY

1990 - 1996    KENNECOTT EXPLORATION, Spokane, Washington
          Northwest Regional Manager, Regional Geologist

1977 -1990     U.S. BORAX AND CHEMICAL CORPORATION, Spokane, Washington
          Senior Geologist

1974 - 1977    ASARCO, INC. Spokane, Washington
          Geologist

1968 - 1973    BEAR CREEK MINING COMPANY, Subsidiary to Kennecott Copper
          Corporation
          5 Summers in Midwest and Pacific Northwest

MAJOR ACCOMPLISHMENTS

Member of the initial Bear Creek Mining Company exploration program that discovered the Flambeau copper-gold massive sulfide deposit at Ladysmith, Wisconsin, in 1968; property became a mine in 1993.

Participated with ASARCO in the initial evaluation of the Troy, Montana (Spar
Lake), sediment-hosted copper-silver deposit in 1974-75 immediately after the property purchase from Kennecott; property became a mine in 1981.

Co-discovered and managed the Rock Lake, Montana, sediment-hosted copper-silver project in 1983-87 for U.S. Borax; interest in property was sold to Noranda in 1987 for $54,000,000 cash.

Managed the Northwest District office of Kennecott from 1991-96 with annual budgets exceeding 4 million dollars.

OTHER SIGNIFICANT ACTIVITIES

Managed and carried out reconnaissance program for U.S. Borax in 1979-80 in Northwest British Columbia that resulted in discovery of the Stikine gold-silver prospect; U.S. Borax drilled property for several seasons without success, but the prospect eventually became the famous Eskay Creek deposit, currently being mined by Homestake.
Managed a 3-month evaluation at Fairbanks, Alaska, of Fairbanks Gold's raw Fort Knox prospect for U.S. Borax in 1989; U.S. Borax positive recommendation for acquisition was turned down by Kennecott during the RTZ acquisition; Fort Knox is currently being put into production by AMAX Gold.
Regional Manager for Kennecott Exploration during which time the Kearsarge/Easton-Pacific, Montana, gold prospect was submitted and explored (1991-95); a 3+ million ounce gold potential was established, but land problems forced Kennecott's withdrawal from the project.
Proposed in 1995 that Kennecott re-enter the Ambler district in northern Alaska and re-acquire the Bornite, carbonate-hosted, high-grade copper deposit from the NANA Native Corporation; project currently in progress.
AWARDS

While Regional Manager in 1991, Kennecott received the Outstanding Achievement for Reclamation Award for mineral exploration in the state of Idaho for our Moore Creek Project.
Received the AIME/Columbia Section Engineer of the Year Award in 1991 for professional accomplishments and service to the Spokane mining community.

EDUCATION

B.S. Geology - University of Wisconsin, Oshkosh
     Graduated Cum Laude
     Received B.E. Karges Award - Outstanding Graduating Senior in Geology

Ph.D. Economic Geology - Oregon State University
Dissertation Title: Geology and Mineralization in the Mineral Iron Mountain District, Washington County, Idaho, and of a Metallized Zone in western Idaho and eastern Oregon.

PROFESSIONAL ASSOCIATIONS

AIME
Alaska Miners Association
Idaho Mining Association
Montana Mining Association
Northwest Mining Association
Society of Economic Geologists